UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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FISERV, INC.

(Name of Registrant as Specified In Its Charter)

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Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Supplement to Proxy Statement for the Annual Meeting of Shareholders

To Be Held on May 14, 2020

This proxy statement supplement, dated May 8, 2020, supplements the proxy statement of Fiserv, Inc., dated April 1, 2020, made available to shareholders in connection with its annual meeting of shareholders to be held online at www.virtualshareholdermeeting.com/FISV2020 on Thursday, May 14, 2020 at 10:00 a.m. Central time.

This supplement should be read in conjunction with the proxy statement. This supplement does not change the proposals to be acted on at the annual meeting of shareholders or the recommendations of our board of directors with respect to the proposals, which are described in the proxy statement. Except as specifically supplemented or amended by the information in this supplement, all information set forth in the proxy statement continues to apply and should be considered when voting your shares using one of the methods described in the proxy statement.

Chief Executive Officer Succession Plan

As previously disclosed in our press release dated May 7, 2020 and our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2020, on May 6, 2020, our board of directors elected Frank J. Bisignano to succeed Jeffery W. Yabuki as our Chief Executive Officer effective July 1, 2020 pursuant to the board’s leadership succession plan for our company. Mr. Bisignano will become our President and Chief Executive Officer, at which time he will cease to be our Chief Operating Officer. Mr. Yabuki, our Chairman and Chief Executive Officer, will continue to be Chief Executive Officer until June 30, 2020, and will continue to serve as our Executive Chairman until December 31, 2020.

Both Mr. Bisignano and Mr. Yabuki remain nominees for election at our 2020 annual meeting of shareholders to serve as a director until the next annual meeting of shareholders and until his successor is elected and qualified as described under “Proposal 1. Election of Directors” beginning on page 11 of the proxy statement.

Transition and Employment Agreements

The following updates the descriptions of agreements to which Mr. Yabuki and Mr. Bisignano are a party with our company contained under “Potential Payments Upon Termination or Change in Control” beginning on page 54 of the proxy statement.

Mr. Yabuki

On May 6, 2020, our board of directors, upon recommendation of our compensation committee, approved a transition agreement for Mr. Yabuki, which supersedes and replaces Mr. Yabuki’s employment agreement and key executive employment and severance agreement. Pursuant to the terms of the transition agreement, Mr. Yabuki will continue to be our Chairman and Chief Executive Officer until June 30, 2020. Effective July 1, 2020, he will continue to serve as Executive Chairman of the Board.

The transition agreement provides that Mr. Yabuki is entitled to continue to receive an annual base salary of $1,320,000, subject to the temporary and voluntary waiver of his base salary effective April 1, 2020, and that he is not eligible for an annual cash incentive award for 2020. Provided that Mr. Yabuki remains employed until December 31, 2020 or until an earlier qualifying separation, as described in the transition agreement, we will grant Mr. Yabuki a restricted stock unit award on or prior to his last day of employment with a grant date fair value of $12,701,250, subject to reduction based on the incentive compensation paid to the then Chief Executive Officer in respect of our performance in 2020; provided that the actual fair value of the restricted stock unit award at that time will be no less than $4,000,000. The restricted stock unit award will vest in four substantially equal annual installments on each of the first four anniversaries of the grant date. On December 31, 2020 or upon an earlier qualifying separation, Mr. Yabuki will also be entitled to the following under the transition agreement: (i) a cash payment equal to $7,260,000; (ii) reimbursement for COBRA or other health insurance premiums until the earlier of two years following the date of his separation or when he obtains health care coverage through subsequent employment; and (iii) full vesting of all equity awards, and the right to exercise stock options for not less than five years following the date of his separation from employment, but in no event longer than ten years from the date of grant, or, if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed.

The invention assignment, confidentiality, non-compete, non-interference and non-solicitation covenants from Mr. Yabuki’s employment agreement and outstanding equity award agreements are incorporated in the transition agreement, and modified such that Mr. Yabuki (i) is permitted to be employed by, or otherwise provide services to, a non-competing business following his separation from employment, (ii) is permitted to work for a client or prospective client, provided such client or prospective client is not and does not become, a competitor as a result of Mr. Yabuki’s services, (iii) is prohibited from directly or indirectly participating in the hiring of any employee of ours and our affiliates from his employment separation date through December 31, 2021 and (iv) to the extent the restriction period for purposes of any non-competition or non-solicitation covenants in any award agreement terminates prior to the last date on which all of the equity awards are vested, exercisable or distributable, the restriction period will be extended until such date. If Mr. Yabuki breaches any of the covenants above, he must repay the cash payment made to him and the healthcare reimbursements, all equity awards (vested and unvested) will be forfeited and we have the right to recoup any shares (or the cash value thereof) actually delivered to Mr. Yabuki from the equity awards outstanding on his last day of employment.

Mr. Bisignano

On May 6, 2020, our board of directors, upon recommendation of our compensation committee, also approved an amendment to Mr. Bisignano’s employment agreement. The amendment is effective July 1, 2020, in connection with Mr. Bisignano’s promotion to President and Chief Executive Officer to be effective on the same date. Pursuant to the amendment, the term of Mr. Bisignano’s employment agreement is extended to July 1, 2025, subject to earlier termination or renewal in accordance with the terms of his employment agreement.

The amendment eliminates Mr. Bisignano’s ability to terminate his employment without good reason during the six-month period commencing July 16, 2021 and still receive severance benefits and beneficial treatment under his outstanding equity awards as if such termination of employment had been with good reason or by us without cause.

The amendment also eliminates Mr. Bisignano’s entitlement to any perquisite tax gross-up and the legacy excise tax gross-up that could be applicable to any excess parachute payments attributable to his equity awards outstanding immediately before the effective time of the First Data acquisition and the one-time cash payment made to him in connection with the completion of the First Data acquisition. Finally, the amendment extends the non-competition, non-interference and non-solicitation of clients, prospective clients and employees covenants from 12 months following any separation from employment to 24 months following any separation from employment, and provides that in the event of an involuntary termination by us without cause, by Mr. Bisignano for good reason, or on account of Mr. Bisignano’s disability, our board of directors, after consultation with Mr. Bisignano, will use its commercially reasonable best efforts to conform the definition of competitor to our then-current business, which may, but is not required to, include a list of potential competitors.

Voting Matters

If you have not yet voted, we strongly encourage you to vote as promptly as possible by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form if you hold your shares through a broker). You may also vote during the meeting by following the instructions under “Participating in the Meeting” on page 6 of the proxy statement.

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. It is not necessary for you to re-vote your shares if you have already voted. Proxy cards and voting instruction forms already returned by shareholders (via Internet, telephone or mail) remain valid and shares represented thereby will be voted at our annual meeting of shareholders in accordance with your instructions unless revoked. Information regarding how to vote your shares, or change your proxy or voting instructions, is available under “Proxy and Voting Information” beginning on page 5 of the proxy statement.

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